SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.)

	Filed by the Registrant X	Filed by a Party other than the Registrant _____

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to 240.14a-12

FIDELITY D & D BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No filing fee required

[ ]	Fee computed on table below per exchange Act Rules 14a-6 (i) (4)

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:
2) Form, Schedule or Registration Statement No. :
3) Filing Party:
4) Date Filed:

www.bankatfidelity.com
1 (800) 388-4380

March 26, 2014

Dear Fellow Shareholders of Fidelity D & D Bancorp, Inc.:

On behalf of the Board of Directors, we are pleased to invite you to attend our Annual Meeting of Shareholders of Fidelity D & D Bancorp, Inc. to be held on Tuesday, May 6, 2014 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512. At the annual meeting, you will have the opportunity to ask questions and to make comments.  Enclosed are your requested notice of meeting, proxy statement, proxy card and the Company’s 2013 Annual Report to Shareholders. These materials are also available online at www.bankatfidelity.com/proxymaterials.

The principal business of the meeting is to nominate and elect three (3) Class B Directors to serve for a three-year term, to ratify the selection of our independent registered public accounting firm, and to transact any other business that is properly presented at the annual meeting.  The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon in more detail.

We are delighted you have chosen to invest in the Company.  We look forward to you joining us. Whether or not you expect to attend the annual meeting in person, we hope that you will vote as soon as possible by internet, telephone or by completing, signing and returning the enclosed proxy in the envelope provided.  The prompt return of your proxy will save the Company expenses involved in further communications.  Your vote is important.  Voting by proxy will ensure your representation at the annual meeting if you do not attend in person.

We look forward to seeing you on May 6, 2014.

Sincerely,

/s/ Patrick J. Dempsey
Patrick J. Dempsey
Chairman of the Board

Blakely & Drinker Streets
Dunmore, PA 18512
Tel: (570) 342-8281
Fax: (570) 356-5724

FIDELITY D & D BANCORP, INC.

Blakely and Drinker Streets

Dunmore, Pennsylvania 18512

(570) 342-8281

________________________________________________________

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 6, 2014

________________________________________________________

The Board of Directors is distributing this proxy statement to shareholders on or about March 26, 2014

OTC Bulletin Board trading symbol: FDBC

www.bankatfidelity.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2014

TO THE SHAREHOLDERS OF FIDELITY D & D BANCORP, INC.:

NOTICE IS HEREBY GIVEN that Fidelity D & D Bancorp, Inc. will hold its Annual Meeting of Shareholders on Tuesday, May 6, 2014 at 3:00 p.m., Eastern Daylight Time, at the main office of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania, 18512, to consider and vote upon the following proposals:

(1)	to elect three (3) Class B Directors to serve for a three-year term and until their successors are elected and qualified;

(2)	to ratify the selection of an independent registered public accounting firm for the Corporation for the year ending December 31, 2014; and

(3)	to transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record at the close of business on March 12, 2014, are entitled to notice of the meeting and may vote at the annual meeting, either in person or by proxy.

Management welcomes your attendance at the annual meeting.  Whether or not you expect to attend the annual meeting in person, we ask you to complete either online, by telephone or sign, date or promptly return the proxy in the accompanying postage-paid envelope.  The prompt return of your proxy will save expenses involved in further communications. Even if you return a proxy, you may vote in person if you give written notice to the Secretary of the Company and attend the annual meeting.  Promptly returning your completed proxy will ensure that your shares are voted in accordance with your wishes and will guarantee the presence of a quorum.

The Board of Directors is distributing this proxy statement, form of proxy, and Fidelity D & D Bancorp, Inc.’s 2013 Annual Report on or about March 26, 2014.

By Order of the Board of Directors,

/s/ John T. Cognetti
John T. Cognetti
Dunmore, Pennsylvania	Secretary
March 26, 2014

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

Important Notice Regarding Internet Availability of Proxy Materials for the Shareholder Meeting to be held on May 6, 2014.  The Proxy Statement, Proxy Card and 2013 Annual Report are available at www.bankatfidelity.com/proxymaterials.

PROXY STATEMENT

Date, Time and Place of the Annual Meeting

Fidelity D & D Bancorp, Inc. (the “Company”) is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company.  The annual meeting will be held at the main office of Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 on Tuesday, May 6, 2014 at 3:00 p.m., Eastern Daylight Time.  The telephone number for the Company is (570) 342-8281.  Please direct all inquiries to Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company.

Description of the Company

Fidelity D & D Bancorp, Inc., a Pennsylvania corporation and registered bank holding company, was organized in 1999 and became the holding company for The Fidelity Deposit and Discount Bank (the “Bank”) on June 30, 2000.   The Bank, the Company’s wholly-owned, sole subsidiary, was established in 1902 as a commercial banking institution under the laws of Pennsylvania.  In 1997, the Bank acquired trust powers.  The Bank offers a full range of traditional banking and trust services as well as alternative financial products and services.

The Board of Directors provides a copy of the annual report for the fiscal year ended December 31, 2013, with this proxy statement.  The annual report is available online at www.bankatfidelity.com/proxymaterials. You may obtain additional print copies of the Company’s annual report for the 2013 fiscal year at no cost by contacting Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, telephone (570) 342-8281.

We have not authorized anyone to provide you with information.  You should rely only on the information contained in this document or in documents to which we refer you.  Although we believe we have provided you with all the information you will need to make your decision to vote, events may occur at the Company subsequent to printing this proxy statement that might affect your decision or the value of your stock.

PROXY AND VOTING PROCEDURES

Solicitation and Voting of Proxies

The Board of Directors is sending this proxy statement and proxy card to  shareholders on or about March 26, 2014.  The Board of Directors of the Company solicits this proxy for use at the 2014 Annual Meeting of Shareholders of the Company.  The directors, officers and other employees of the Company or the Bank may solicit proxies in person or by telephone, facsimile, or other electronic means. The Company will pay the cost of preparing, assembling, printing, mailing and soliciting proxies and any additional material that the Company sends to shareholders.  The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of stock held by these persons.  The Company will reimburse these persons for their reasonable forwarding expenses.

Only shareholders of record as of the close of business on Wednesday, March 12, 2014, the voting record date, may vote at the annual meeting.  On all matters to come before the annual meeting, shareholders may cast one vote for each share held.  Cumulative voting rights do not exist with respect to the election of directors.

By properly completing a proxy card, the shareholder appoints the proxy holders named on the proxy card to vote his or her shares as specified on the proxy card.  Any signed proxy card, which does not specify how the shares are to be voted, will be voted FOR:

•	Election of Mary E. McDonald, David L. Tressler, Sr. and Kristin Dempsey O’Donnell as Class B Directors of the Company, each for three-year terms expiring in 2017; and

•	Ratification of the selection of ParenteBeard LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

If a shareholder is a participant in the Fidelity D & D Bancorp, Inc. Dividend Reinvestment Plan, the enclosed proxy will also serve as a proxy for the shares held in the plan.  The Registrar and Transfer Company, as the administrator of the plan, will not provide plan participants with separate proxies covering the shares held in the Dividend Reinvestment Plan.  Each holder of common stock is entitled to one vote, in person or by proxy, for each whole share of common stock held as of the record date.  If your proxy is signed but does not indicate your voting preferences, the proxy holders will vote your shares for all nominees and in favor of the proposals to ratify the Company’s independent registered public accounting firm.  If you do not return a proxy, your shares will not be voted.

Quorum and Vote For Approval

The Company’s Articles of Incorporation authorize the issuance of up to 10,000,000 shares of common stock.  At the close of business on March 12, 2014, the Company had  2,413,110 of common stock outstanding, without par value.  The Company’s Articles of Incorporation also authorize the issuance of up to 5,000,000 shares of preferred stock.  The Company has not issued preferred stock.

To hold the annual meeting, a “quorum” of shareholders must be present.  Under Pennsylvania law and the by-laws of the Company, the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting.  Votes withheld and abstentions will be counted in determining the presence of a quorum for the particular matter.  The Company will not count broker non-votes in determining the presence of a quorum.  A broker non-vote occurs when a broker nominee, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item, and has not received instructions from the beneficial owner.  Those shareholders present, in person or by proxy, may adjourn the meeting to another time and place if a quorum is lacking.

Assuming the presence of a quorum, the three (3) nominees for Class B directors receiving the highest number of votes cast by shareholders entitled to vote for the election of directors shall be elected.  Votes withheld from a nominee and broker non-votes will not be cast for a nominee.  The Company’s Articles of Incorporation do not permit cumulative voting in the election of directors.

Revocability of Proxy

Shareholders who sign and return proxies to the Company may revoke them at any time before they are voted by:

•	Delivering written notice of revocation to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;

•	Delivering a properly executed proxy bearing a later date to John T. Cognetti, Secretary of Fidelity D & D Bancorp, Inc., at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512;

•	Voting again via telephone or Internet vote; or

•	Attending the meeting and voting in person, after giving written notice to John T. Cognetti, Secretary of the Company.

You have the right to vote and, if desired, to revoke your proxy any time before the annual meeting.  Should you have any questions, please call John T. Cognetti, Secretary, at (570) 342-8281.

Methods of Voting

If you are a shareholder whose shares are registered in your name, you may vote your shares by using one of the following four methods:

Mail.  To vote your proxy by mail, please complete your proxy card and sign, date and return it in the enclosed envelope. To be valid, a returned proxy card must be signed and dated.

Telephone.  If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock by telephone by dialing the toll-free telephone number 1-855-658-0966. Telephone voting is available 24 hours a day until 3:00 a.m. local time on   May 6, 2014.  Telephone voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card.   If you vote by telephone, you do not need to return    your proxy card.

Via the Internet.  If you hold the Company’s common stock in your own name and not through a broker or other nominee, you can vote your shares of common stock electronically via the Internet at www.rtcoproxy.com/fdbc.  Internet voting is available 24 hours a day until 3:00 a.m. local time on May 6, 2014.  Internet voting procedures are designed to authenticate shareholders by using the individual control numbers on your proxy card. If you vote via the Internet, you do not need to return your proxy card.

In person.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting. Attendance at the annual meeting will not by itself be sufficient to vote your shares; you still must complete and submit a ballot at the annual meeting.

If your shares are registered in the nominee name of a bank or brokerage firm, you will receive instructions from your holder of record that must be followed in order for the record holder to vote the shares per your instructions.  Many banks and brokerage firms have a process for their beneficial holders to provide instructions over the telephone or via the Internet.  If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspector of elections with your ballot.

GOVERNANCE OF THE COMPANY

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board of Directors has adopted and adheres to corporate governance practices which the Board of Directors and Management believe promote this purpose, are sound and represent best practices. We continually review these governance practices, Pennsylvania law (the state in which we are incorporated), the rules and listing standards of Nasdaq, and SEC regulations, as well as best practices suggested by recognized governance authorities.

Board or Directors  Leadership  Structure

The Company separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles.  The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day operation and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer and presides over meetings of the Board of Directors.  The Board of Directors believes the separated roles of Chief Executive Officer and Chairman are in the best interest of shareholders because it promotes both strategic development and facilitates information flow between Management and the Board of Directors, both essential for effective governance.

The Company's Board of Directors oversees all business, property and affairs of the Company.  The President and Chief Executive Officer and the Company's Officers keep the members of the Board of Directors informed of the Company’s business through discussions at Board of Directors meetings and by providing them with reports and other materials. The directors of the Company also serve as the directors of the Company's wholly-owned bank subsidiary, The Fidelity Deposit and Discount Bank, upon election by the Company.

Currently, our Board of Directors has nine members. Under the Nasdaq listing standards for independence, Michael J. McDonald, David L. Tressler, Sr., Mary E. McDonald, Brian J. Cali, John T. Cognetti, Patrick J. Dempsey, Kristin Dempsey O’Donnell and Richard J. Lettieri meet the Nasdaq standards for independence. In determining the Director’s independence, the Board of Directors considered loan transactions between the Company and the Director, their immediate family members and businesses with whom they are associated.  This constitutes more than a majority of our Board of Directors.

The table below includes a description of other categories or types of transactions, and relationships or arrangements considered by the Board of Directors, in addition to those listed above, in reaching their determination that the directors are independent under Nasdaq rules.

Name	Independent	Other transactions, Relationships or Arrangements
Brian J. Cali	Yes	Legal services
John T. Cognetti	Yes	Real Estate services
Patrick J. Dempsey	Yes	Facility Services
Kristin Dempsey O’Donnell	Yes	Facility Services
Michael J. McDonald	Yes	None
David L. Tressler, Sr.	Yes	None
Mary E. McDonald	Yes	None
Richard J. Lettieri	Yes	None

In each case, the Board of Directors determined that none of the transactions above impaired the independence of the Director.  For more information, please refer to “Certain Business Relationships and Transactions with Management.”

Risk Management

The Board of Director's role in the Company's risk oversight process includes receiving regular reports from members of Management on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks.  The Board of Directors receives reports from the various committees of the Board of Directors.  The Chair of the respective committee reports on the discussion to the full Board of Directors during the committee minutes report agenda section of the Board of Directors meetings.  This enables the Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.  As part of its charter, the Audit Committee discusses, with respect to audit and risk review, the adequacy and effectiveness of internal accounting controls, financial systems or financial statements, and the accuracy of management reporting and compliance with laws, regulations and Company policy. The Board of Directors conducted a risk assessment of the Bank's compensation program and concluded that the program is balanced, does not motivate imprudent risk taking, and is not reasonably likely to have a material adverse effect on the Corporation.

Meetings and Committees of the Board of Directors

During 2013, the Company’s Board of Directors maintained three standing committees, and the Bank’s Board of Directors maintained eight standing committees.  The Board of Directors of the Company has a standing Executive Committee, Audit Committee and Human Resource/Employee Stock Incentive Committee.  In addition, the full Board of Directors of the Company performs the functions of a Nominating Committee.  The Board of Directors of the Bank has an Asset/Liability Committee, Audit and Compliance Committee, Credit Administration Committee, Executive Committee, Human Resource and Compensation Committee, Loan Application Committee, Trust/401(k)/Investment Committee, and a Building Committee.

Executive Committee. The Executive Committee acts as the Compensation Committee for named executive officers and does not have a charter. Members of the Company’s Executive Committee were Patrick J. Dempsey, Chairman, Michael J. McDonald, and Brian J. Cali.  All members of the Executive Committee meet the Nasdaq listing standards for independence. The principal duties of the Executive Committee are to act on behalf of the Board of Directors between meetings to take action on loan approvals, to review and approve compensation paid to senior executive officers and to evaluate governance issues and strategic plans.  The Executive Committee met once in 2013.

Audit Committee.  Members of the Company’s Audit Committee were Michael J. McDonald, Chairman, Mary E. McDonald, Richard J. Lettieri and David L. Tressler, Sr.  All members are independent under Nasdaq and SEC standards.  The Board of Directors has determined that David L. Tressler, Sr. is an “audit committee financial expert” as defined under applicable SEC and Nasdaq rules.  The principal duties of the Audit Committee, as set forth in its charter, which is available on our website, www.bankatfidelity.com, under Investor Relations – Other Information - Governance Documents, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities and recommending annually, to the Board of Directors, the engagement of an independent registered public accounting firm.  The Audit Committee met six  (6) times during 2013.

Human Resource/Employee Stock Incentive Committee.  Members of the Company’s Human Resource/Employee Stock Incentive Committee were Patrick J. Dempsey, Chairman, John T. Cognetti and Michael J. McDonald. This committee determines which key employees are eligible for participation in the Company’s Stock Incentive Plan.  This committee also administers the Company’s Employee Stock Purchase Plan.  The committee did not meet in 2013.

Nominating Committee.  The entire Board of Directors desires to participate on and performs the functions of a Nominating Committee.  All members of the Board of Directors, except for Daniel J. Santaniello meet the Nasdaq listing standards for independence.  Because of full Director participation, the Board of Directors believes there is no need to have a separate standing committee to perform similar functions. The principal duties of a Nominating Committee include developing and recommending the criteria for selecting qualified director candidates, identifying individuals qualified to become Board of Directors members, evaluating and selecting or recommending director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to the Company and providing oversight in the evaluation of the Board of Directors and each committee.  Because of the rare occurrence of shareholder recommendations, the Board of Directors has not developed a formal policy to consider potential director candidates recommended by shareholders, but will give due consideration to any and all such candidates.  If a shareholder wishes to recommend a potential director candidate, the shareholder should mail the information regarding the candidate as required by the Company’s by-law provision section 9.1 to the Secretary of the Company at the Company's offices at Blakely and Drinker Streets, Dunmore, PA 18512.  The Board of Directors acting as a Nominating Committee did not meet in 2013.

Human Resource and Compensation Committee.  Members of the Bank’s Human Resources and Compensation Committee were David L. Tressler, Sr., Chairman, Patrick J. Dempsey, Richard J. Lettieri and Mary E. McDonald.  The principal duties of the Human Resource and Compensation Committee include the establishment of policies dealing with employee compensation, retirement and welfare benefit plans for the Bank.  The Human Resource and Compensation Committee met once during 2013.

Composition Table of the Company and Bank Committees

				HR/EMPLOYEE					TRUST/
			CREDIT	STOCK		HUMAN			401K/
	AUDIT*	ALCO	ADM.	INCENTIVE	EXEC.*	RESCS.	LOAN	NOM*	INVEST.	BUILDING

Brian J. Cali			X		X		X	X		X
John T. Cognetti				X			X	X	X	X
Patrick J. Dempsey		X	X	X	X	X	X	X
Mary E. McDonald	X	X				X	X	X	X
Michael J. McDonald	X		X	X	X		X	X
David L. Tressler, Sr.	X					X	X	X		X
Kristin Dempsey O’Donnell		X	X				X	X	X
Richard J. Lettieri	X					X	X	X	X
Meetings held in 2013	6	4	4	0	1	1	24	0	4	1

*Committee jointly serves both the Company and Bank.

The Board of Directors of the Company met 24 times during 2013.  There were a total of 45 meetings of the various committees of the Board of Directors in 2013.  All directors attended at least 75% or more of the meetings of the Board of Directors and of the various committees on which they served.  The Board of Directors has no policy regarding annual meeting attendance.  All Directors attended the 2013 Annual Meeting of Shareholders and plan to attend the 2014 meeting.

Shareholder Communications

The Board of Directors has not adopted a formal process for shareholders to send communications to the Board of Directors.  Due to the infrequency of shareholder communications, the Board of Directors does not believe that a formal process is necessary.  Written communications received by the Company from shareholders are shared with the full Board of Directors no later than the next regularly scheduled Board of Directors meeting.

Nomination of Directors

In considering whether to recommend any candidate for inclusion as a nomination for director, including candidates recommended by shareholders, the Board of Directors has determined that the Board of Directors must have the right diversity.  This includes the candidate's integrity, business acumen, age, experience, education, commitment, diligence, conflicts of interest and the ability to act in the best interests of all shareholders.  The Board of Directors seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds.  Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Under the Company’s by-laws, nominations for director may be made by the Board of Directors or by a shareholder of record entitled to vote. In order for a shareholder to make a nomination, the shareholder must provide a notice along with the additional information and materials required by the by-laws to the Company’s Secretary not less than 60 days prior to the date of any meeting of shareholders called for the election of directors. For our annual meeting in the year 2015, we must receive this notice on or before March 5, 2015. You can obtain a copy of the full text of the by-law provision by writing to John T. Cognetti, Secretary, Blakely and Drinker Streets, Dunmore, PA. A copy of our by-laws has been filed with the Securities and Exchange Commission as an exhibit to Registrant’s current report on Form 8-K, filed with the SEC on November 21, 2007.

Submission of Shareholder Proposals

Any shareholder who, in accordance with the proxy rules of the SEC, wishes to submit a proposal for inclusion in the Company’s proxy statement for its 2015 Annual Meeting of Shareholders must deliver such proposal in writing to the Secretary of Fidelity D & D Bancorp, Inc. at its principal executive office, Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, not later than November 26, 2014.

A shareholder may have other business brought before the 2015 Annual Meeting by submitting the proposal to the Company’s Secretary, in accordance with our by-laws. The proposal must be delivered to our executive offices at Blakely and Drinker Streets, Dunmore, PA 18512, to the attention of the Company’s Secretary. We are not required to include any proposal received after November 26, 2014 in our proxy materials for the 2015 annual meeting.

Employee Code of Ethics

Since 1993, the Bank has had a Code of Ethics.  As required by law and regulation, the Board of Directors amended the Code of Ethics as of March 16, 2004, so that our Code of Ethics is applicable to the Company’s and the Bank’s directors, officers and employees, including the Chief Executive Officer and senior financial officers.

The Code of Ethics encourages individuals to report any conduct that they believe in good faith to be an actual or apparent violation of the code of ethics. The Board of Directors periodically receives reports on our compliance program.  The Code of Ethics is posted on our website at www.bankatfidelity.com, under Investor Relations – Other Information - Governance Documents. We have also filed a copy of the Code of Ethics with the SEC as Exhibit 14 to our December 31, 2003 Annual Report on Form 10-K.

ELECTION OF DIRECTORS

(PROPOSAL NO. 1)

Qualification and Nomination of Directors

The Company’s by-laws provide that the Board of Directors consist of at least three directors and be classified into three classes.  Each class is elected for a term of three years.  Accordingly, the terms of the classes expire at successive annual meetings.  The Board of Directors may fix the number of directors and their respective classifications within the foregoing limits.  A majority of the Board of Directors may also fill vacancies on the Board, and the person appointed to fill the vacancy serves, until the expiration of the term of office of the class of directors to which he or she was appointed.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS CLASS B DIRECTORS OF THE COMPANY.

Currently, Class A consists of three directors, Class B consists of three directors, and Class C consists of three directors.  Shareholders will elect three Class B directors at the annual meeting to serve for a three-year term that expires at the Company’s annual meeting in the year 2017.

The proxy holders will vote the proxies for the election of each of the nominees named below, unless you indicate that your vote should be withheld from any or all of them.  Each nominee elected as a director will continue in office until his or her successor has been duly elected and qualified, or until his or her death, resignation or retirement.

The Board of Directors nominated Mary E. McDonald, David L. Tressler, Sr. and Kristin Dempsey O’Donnell to serve as Class B  directors to serve until the 2017 annual meeting of shareholders.  Mesdames McDonald and O’Donnell and Mr. Tressler, Sr. are presently members of the Board of Directors and have consented to serve another term if elected.  If any of the nominees is unable to serve for any reason, a majority of the Board of Directors then in office may fill the vacancy until the expiration of the term of the class of directors to which he or she was appointed.

The Board of Directors is proposing the following nominees for election as Class B Directors at the annual meeting:

Mary E. McDonald	David L. Tressler, Sr.	Kristin Dempsey O’Donnell

The Board of Directors recommends a vote FOR the election of the above named nominees for directors.

BOARD OF DIRECTORS AND MANAGEMENT

Information as to Directors and Nominees

The following biographies contain selected information with respect to the directors of the Company.  The information includes each person’s age as of March 12, 2014, and principal occupation for at least the past five years.

Current Class A Directors (to serve until 2015)

John T. Cognetti

Mr. Cognetti, age 64,  has been a Director of the Company since 1999. He has served as a member of the Bank’s Board of Directors since 1988.   Mr. Cognetti is President of Hinerfeld Commercial Real Estate, in Scranton, Pennsylvania.    Mr. Cognetti’s education and experience in real estate provides valuable insight on the regional real estate market to the commercial division of the bank.  Having managed sales professionals over the years, gives Mr. Cognetti the ability to provide guidance on personnel matters, marketing/sales and management issues.

Michael J. McDonald, Esquire

Mr. McDonald, age 59,  has been a Director of the Company since 1999. Mr. McDonald has served as a member of the Bank’s Board of Directors since 1994. He is a partner with the law firm of McDonald and MacGregor, LLC in Scranton, Pennsylvania. Mr. McDonald’s education and legal experience provides valuable insight for the Bank.

Richard J. Lettieri

Mr. Lettieri, age 66,  was appointed as a Director of the Company and Bank on March 20, 2012.  In 1986, Mr. Lettieri founded Dock Square Consultants in Boston, MA, and managed the firm until his retirement in 2005.  Since then he has continued consulting as a sole proprietor.   His consulting practice

is focused on business strategy and market development. Mr. Lettieri’s expertise in strategic consulting, centering on helping to solve complex problems and plot future directions in a wide variety of business environments,  provides valuable insight for the Company and Bank.

Current Class B Directors (to serve until 2014) and Nominees (to serve until 2017, if re-elected)

Mary E. McDonald

Mrs. McDonald, age 81, has been a Director of the Company and member of the Bank’s Board of Directors since 2000.  Mrs. McDonald is a retired educator. Mrs. McDonald’s many years in education provides valuable insight for the Company and Bank.

David L. Tressler, Sr.

Mr. Tressler, age 77, has been a Director of the Company since 1999.  Mr. Tressler has been a member of the Bank’s Board of Directors since 1998.  He is currently a consultant for The Quandel Group, Inc., in Scranton, Pennsylvania.  Mr. Tressler has a broad knowledge from his many years of banking experience which included 16 years as Chairman and CEO of a regional bank.

Kristin Dempsey O’Donnell

Mrs. O’Donnell, age 44,  was appointed as a Director of the Company and Bank on March 20, 2012.  Mrs. O’Donnell experience includes over eleven years as a vice president of sales and marketing for Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania, driving the responsible and successful growth of the company.  As an owner and member of the company’s Board of Directors, she has also participated in risk assessment, financial statement preparation, review and analysis, and acquisitions.  Mrs. O’Donnell has an undergraduate degree in Engineering and a M.B.A.  Mrs. O’Donnell’s education and experience provides valuable insight for the Company and Bank.

Current Class C Directors (to serve until 2016)

Brian J. Cali, Esquire

Mr. Cali, age 61, has been a Director of the Company and member of the Bank’s Board of Directors since February of 2001.  He is a self-employed attorney for 36 years practicing in Dunmore, Pennsylvania and is also affiliated with several businesses located in Northeastern Pennsylvania.  Mr. Cali’s law practice and the several businesses with which he is affiliated with provide a wealth of every day business experience.

Patrick J. Dempsey

Mr. Dempsey, age 80, has been a Director of the Company since 1999. Mr. Dempsey has also served as a member of the Bank’s Board of Directors since 1985.  He is the founder and Chairman of the Board of Dempsey Uniform & Linen Supply, Inc., in Jessup, Pennsylvania.  In addition to his formal education, Mr. Dempsey has gained extensive knowledge in Human Resources, Finance, Marketing/Sales and Operations.

Daniel J. Santaniello

Mr. Santaniello, age 48, has been a Director of the Company and a member of the Bank’s Board of Directors since March 2011. Mr. Santaniello was named President and Chief Executive Officer on December 2, 2010. Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004. Mr. Santaniello has a broad knowledge of banking from his many years in banking.

Family Relationships

Director Mary E. McDonald is the aunt of Director Michael J. McDonald.

Director Kristin Dempsey O’Donnell is the daughter of Director Patrick J. Dempsey.

Executive Officers of the Company and Bank

Daniel J. Santaniello, age 48, was named President and Chief Executive Officer on December 2, 2010.  Mr. Santaniello had previously served as Vice President and Chief Operating Officer of the Company since May 2004.  Mr. Santaniello has been employed by the Bank since July 2001.

Salvatore R. DeFrancesco, Jr., CPA, CGMA, age 44, has served as Treasurer and Chief Financial Officer of the Company since January 2003.  Mr. DeFrancesco has been employed by the Bank since January 2003 and serves as Executive Vice President and Chief Financial Officer.

Timothy P. O’Brien, age 62, has been employed by the Bank since January 2008 and serves as Senior Executive Vice President and Chief Lending Officer.

Eugene J. Walsh, age 49, re-joined the Bank on March 17, 2014 as Executive Vice President and Chief Risk Officer.  Mr. Walsh was previously Executive Vice President and Senior Loan Officer of the Bank from 2001 to 2005. During the interim period, Mr. Walsh served as Vice President, Government Banking & Corporate Lending at M&T Bank in Wilkes-Barre, Pennsylvania, and Chief Financial Officer of Intific, Inc. in Peckville, Pennsylvania.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence.   The Audit Committee operates under a written charter adopted in 2004 by the Board of Directors, which was reviewed and revised in February 2008, and is available through our website, www.bankatfidelity.com, under Investor Relations – Other Information - Governance Documents.

The Audit Committee met with Management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accountants and with appropriate Company financial personnel and internal auditors. The Audit Committee also discussed with the Company’s Management and independent registered public accountants the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which are required for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee met privately at its regular meeting with both the independent registered public accountants and the internal auditors, as well as with the Chief Financial Officer and the Chief Executive Officer on a number of occasions, each of whom has unrestricted access to the Audit Committee.

The Audit Committee has outsourced the internal audit function to the independent registered public accounting firm of McGrail Merkel Quinn & Associates.  The main responsibility of this firm was to complete the internal audits necessary to meet the monitoring component of the Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.  Other responsibilities included the identifying, re-testing and reporting all significant findings to the Audit Committee.

The Audit Committee also outsources the regulatory compliance audit function to the independent firm Fidelity Information Services, LLC, “FIS”, formally known as ICS Risk Advisors.  FIS specializes in providing regulatory compliance services to the financial services industry.  The main responsibility of the firm is to provide comprehensive regulatory compliance audits to identify compliance exceptions and report all significant exceptions to the Audit Committee.

The commitment of the Audit Committee, internal audit, and management, resulted in the completion of the scheduled internal audits. Management, in response to findings, has taken corrective action and internal audit re-testing was performed as required.  The combined efforts were successful in meeting the internal control components of risk assessment and monitoring required by year end.  The internal audit outsource arrangement, audit schedule and the commitment to maintain an effective system of internal controls, required under regulation, caused the Audit Committee to meet five (6) times in 2013.

The Audit Committee selected ParenteBeard LLC as the independent registered public accounting firm for the Company in 2013 after reviewing the firm’s performance and independence from Management.

Management has primary responsibility for the Company’s consolidated financial statements and the overall reporting process, including the Company’s system of internal controls.

ParenteBeard LLC audited the annual consolidated financial statements prepared by Management, expressed an opinion as to whether those consolidated financial statements fairly present the consolidated financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discussed with the Audit Committee any issues they believed should have been raised with the Audit Committee.

The Audit Committee reviewed with Management and ParenteBeard LLC the Company’s audited consolidated financial statements and met separately with both Management and ParenteBeard LLC to discuss and review those consolidated financial statements and reports prior to issuance. Management has represented, and ParenteBeard LLC has confirmed, to the Audit Committee, that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee received from ParenteBeard LLC the written disclosure and the letter required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Concerning Independence.  The Audit Committee first discussed with ParenteBeard LLC the items related to the firm’s independence from the Company. The Audit Committee also discussed with ParenteBeard LLC matters required to be discussed by PCAOB Auditing Standards No. 16, Communication with Audit Committee. As such, the Audit Committee implemented a procedure to monitor auditor independence, reviewed audit and non-audit services performed by ParenteBeard LLC and discussed with the auditors their independence.

In reliance on these reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for filing with the Securities and Exchange Commission.  The Committee and the Board of Directors have also recommended, subject to shareholder ratification, the selection of ParenteBeard LLC, as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

Members of the Audit Committee

Michael J. McDonald, Chairman

David L. Tressler, Sr.

Mary E. McDonald

Richard J. Lettieri

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY PRINCIPAL SHAREHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, to the best of our knowledge, the names and address of each person or entity who owned more than 5% of the Company’s outstanding common stock, either on the Company’s records or indirectly as a “beneficial” owner,  as of February 28, 2014:

Name and address	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali 103 East Drinker Street Dunmore, PA 18512	180,728 (2)	7.43%

(1) & (2) footnote reference listed at table below.

The following table provides information, as of February 28, 2014, with respect to the following beneficial owners of the Company’s common stock:

·	Each Director of the Company
·	Each Named Executive Officer
·	All Executive Officers and Directors as a group

We determined beneficial ownership by applying the General Rules and Regulations of the SEC, which state that a person may be credited with the ownership of common stock:

·	Owned by or for the person’s spouse, minor children or any other relative sharing the person’s home;
·	Of which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and
·	Of which the person has investment power, which includes the power to dispose of or direct the disposition of the stock.

Also, a person who has the right to acquire shares within 60 days after February 28,  2014, will be considered to own the shares.  As of February 28,  2014, the number of shares of common stock outstanding was approximately 2,413,110.  The calculation of percentages is based upon this number, plus the exercisable number of options for that individual or for the group which has a total of 19,500 shares of common stock subject to exercisable options for a total of 2,432,610 shares.

Name of Individual and Position with Company	Amount and Nature of Beneficial Ownership of Company’s Common Stock(1)	Percentage of Company’s Common Stock Beneficially Owned
Brian J. Cali	180,728(2)	7.43%
Director

Mary E. McDonald	89,600(3)	3.68%
Assistant Secretary, Director & Nominee

Michael J. McDonald	85,296(4)	3.51%
Vice Chairman, Director

Patrick J. Dempsey Chairman of the Board & Director	63,167(5)	2.60%

Richard J. Lettieri Director	42,735(6)	1.76%

Kristin Dempsey O’Donnell Director & Nominee	34,524(7)	1.42%

David L. Tressler, Sr. Director & Nominee	14,777(8)	*

John T. Cognetti Secretary, Director	12,722(9)	*

Daniel J. Santaniello President & Chief Executive Officer, Director	20,778(10)	*

Salvatore R. DeFrancesco, Jr. Treasurer & Chief Financial Officer	10,619(11)	*

Timothy P. O’Brien Senior Executive Vice President & Chief Lending Officer of the Bank	6,849(12)	*

All Officers and Directors as a Group (9 Directors, 3 Officers, 11 persons in total)	561,795	23.09%

*     Represents beneficial ownership of less than 1% of the Company’s common stock.

(1)	Information furnished by the directors, named executive officers and the Company.
(2)

Figure includes 101,176 shares held solely by Mr. Cali, 28,771 shares held for Mr. Cali in a self-employed retirement trust, 8,044 shares held jointly by Mr. Cali and his children, 5,973 held by Mr. Cali’s children,  33,514 held in Samuel C. Cali, GST Exempt Residuary Trust,  2,500 exercisable stock options and 750 shares of restricted stock.

(3)	Figure includes 86,350 shares held solely by Mrs. McDonald, 2,500 exercisable stock options and 750 shares of restricted stock.

(4)

Figure includes 64,181 shares held solely by Mr. McDonald, 14,656 shares held by Mr. McDonald’s spouse, 1,437 shares held jointly by Mr. McDonald’s spouse and children, 1,772 shares held by Mr. McDonald’s children, 2,500 exercisable stock options and 750 shares of restricted stock.

(5)	Figure includes 13,073 shares held solely by Mr. Dempsey, 46,844 shares held by Mr. Dempsey’s spouse, 2,500 exercisable stock options and 750 shares of restricted stock.

(6)

Figure includes 29,542 shares held in trust for Mr. Letteri, 3,808 shares held in trust for Mr. Letteri’s spouse,  4,471 shares held jointly by his son and Mr. Letteri,  4,164 shares held jointly by his daughter and Mr. Letteri’s spouse and 750 shares of restricted stock.

(7)	Figure includes 14,427 shares held solely by Mrs. O’Donnell, 16,964 held by Mrs. O’Donnell’s spouse, 2,383 held by Mrs. O’Donnell’s spouse and children and 750 shares of restricted stock.

(8)

Figure includes 3,455 shares held solely by Mr. Tressler, 727 shares held jointly by Mr. Tressler and his spouse, 1,396 shares held in trust for Mr. Tressler’s spouse and children, 5,306 shares held jointly for Mr. Tressler in trust with his son, 478 shares held jointly by Mr. Tressler and his daughter, 165 shares held jointly by Mr. Tressler and his grandchildren, 2,500 exercisable stock options and 750 shares of restricted stock.

(9)

Figure includes 570 shares held solely by Mr. Cognetti, 7,019 shares held solely for Mr. Cognetti in an IRA, 252 shares held jointly by Mr. Cognetti and his spouse, 576 shares held by Mr. Cognetti’s spouse, 1,055 shares held by Mr. Cognetti’s spouse and children, 2,500 exercisable stock options and 750 shares of restricted stock.

(10)

Figure includes 5,839 shares held solely by Mr. Santaniello, 819 shares held jointly by Mr. Santaniello and his spouse, 11,670 shares held jointly by Mr. Santaniello and his son, 1,000 exercisable stock options and 1,450 shares of restricted stock.

(11)	Figure includes 301 shares held solely by Mr. DeFrancesco, 7,068 shares held jointly by Mr. DeFrancesco and his spouse, 2,000 exercisable stock options and 1,250 shares of restricted stock.

(12)	Figure includes 301 shares held solely by Mr. O’Brien, 4,298 shares held jointly by Mr. O’Brien and his spouse, 1,000 exercisable stock options and 1,250 shares of restricted stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.  Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all filed Section 16(a) forms.  The Board of Directors knows of no persons who own greater than 10% of the Company’s outstanding common stock.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the period from January 1, 2013, through December 31, 2013, all officers and directors were in compliance with all filing requirements applicable to them, except for one late filing occurrence by John T. Cognetti on one purchase transaction.

CERTAIN BUSINESS RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Except as described below, the Company has not entered into and does not intend to enter into any material transactions with any director or executive officer of the Company and/or the Bank or their immediate family members or associated companies.

Some of our directors, officers, their immediate family members and the companies with which they are associated had banking transactions with the Bank in the ordinary course of business during 2013, and the Bank expects to continue such banking transactions in the future.

Total loans outstanding from the Bank at December 31, 2013, to the Company’s/Bank’s officers and directors as a group, members of their immediate families and companies in which they had an ownership interest of 5% or more, amounted to $3,485,141 or approximately 5% of the total shareholder’s equity of the Bank.  The Bank made these loans in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, not associated with the Bank, and they did not involve more than the normal risk of collection or present other unfavorable features.

The largest total amount of indebtedness outstanding during 2013 to the above described group was approximately $4,039,359.  The aggregate amount of indebtedness outstanding as of the latest practicable date, February 28, 2014, to the above group was approximately $3,589,341.

Written policies and procedures for approving loans to related parties are comparable to those applied to non-related parties. In deciding whether to approve other types of related person transactions the following factors may be considered:

•       information about the goods or services proposed to be or being provided by or to the related    party or the nature of the transactions;

•       the nature of the transactions and the costs to be incurred by the Company or payments to the Company;

•       an analysis of the costs and benefits associated with the transaction and a comparison of comparable or alternative goods or services that are available to the Company from unrelated parties; and

•       the business advantage the Company would gain by engaging in the transaction.

To receive approval, the related person transaction must be on terms that are fair and reasonable to the Company, and that are as favorable to the Company as would be available from non-related entities in comparable transactions.

Other than loans, there have been no material transactions between the Company or the Bank, or any material transactions proposed, with any Director or Executive Officer of the Company or the Bank, or any associate of these persons.  The Bank does, from time-to-time, enter into non-material transactions with related parties.

During 2013, the Bank paid, in its ordinary course of business, for legal services performed by Brian J. Cali, Esquire and by Tressler Law LLC, of which James M. Tressler, Esquire is an owner and the son of David L. Tressler, Sr.  During 2013, the Bank paid fees for architectural services performed by DX Dempsey, of which Michelle Dempsey, daughter of Patrick J. Dempsey and sister of Kristin Dempsey O’Donnell,  is owner.  Further, in 2013, the Bank paid Dempsey Uniform & Linen Supply, Inc., of which Patrick J. Dempsey is Chairman of the Board, and of which Kristin Dempsey O’Donnell is a vice president for laundry and uniform services; Guy Cali and Associates, Inc., of which Guy Cali, brother of Brian J. Cali, is owner, for photography services and creative projects.  All of these products and services were sold or provided according to the customary price or fee schedule of the seller or service provider.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Executive Committee of the Board of Directors acts as and performs the duties of the Compensation Committee. The Committee members include Patrick J. Dempsey, Michael J. McDonald and Brian J. Cali.

Named executive officers include the principal executive officer, the principal financial officer, the Corporation’s three most highly compensated executive officers (earning over $100,000) other than the principal executive officer and the principal financial officer who were serving as executive officers at the end of the last completed fiscal year, and up to two individuals who would have been a named executive officer but for the fact that the individual was not serving as an executive officer at the end of the fiscal year.  The named executive officers for the year 2013 are  Daniel J. Santaniello, President and Chief Executive Officer; Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer; Timothy P. O’Brien, Senior Executive Vice President and Chief Lending Officer;  Raymond J. Fox, former Executive Vice President and Chief Operating Officer; and John T. Piszak, former Executive Vice President and Chief Risk Officer.

Objectives of Compensation Programs

The Committee does not have a formal written charter or policy that guides the Committee’s actions. The Company’s compensation philosophy is to have a simple compensation plan that provides competitive levels of pay and benefits that will serve to attract and retain management talent, while at the same time motivating the executives to work toward providing a competitive level of returns for shareholders. The committee seeks to avoid overly complex compensation and bonus plans that could provide unintended areas of motivation or yield overly high levels of pay or bonuses. Unintended areas of motivation are deemed to be short-term actions that may yield rapid growth in assets, loans or deposits, but provide earnings or revenues that are not sustainable, or introduce elements of unintended risk to the Company’s long-term goals.

The Committee has determined that executive compensation should consist of:

• Base Pay	• Incentive Plan
• Broad Based Benefits	• Retirement Plan
• Profit Sharing Contributions	• Equity Based Compensation
• Perquisites

Base Pay

Base pay is deemed to be the prevailing part of the Company’s executive compensation and allows the executive to have a predictable level of income. The levels of base pay are primarily determined by levels of experience, position, performance and longevity with the Company, though no specific formula or weight is ascribed to any of the above factors.   The Committee uses its business judgment in determining the amount of increase in base pay to award the named executive officers.

Incentive Plan

In 2013, the Committee approved incentive plans for various areas of the Company, including a Senior Management incentive plan, covering the named executive officers.    A vital component of the Company’s success is the ability of Management to meet and exceed the performance objectives consistent with the financial and strategic objectives of the Company and the best interests of the shareholders.  The purpose of the incentive plan is to motivate, reward, and reinforce performance and achievement of team and/or individual goals in support of the Company’s strategic objectives for growth and profitability.  The plan provides a form of variable compensation which is directly linked to individual and collective performance factors, which may change from year to year, with a focus on achieving annual performance objectives.  These objectives are coordinated with the long term objectives of the Company.

For the year 2013, the plan focused upon net income and return on assets as follows:

Chief Executive Officer			Chief Financial Officer and Chief Lending Officer
Performance Measures			Performance Measures
Net Income (50%)			Net Income (50%)
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
$4,780,691	$5,311,879	$6,374,254	$4,780,691	$5,311,879	$6,374,254

Return on Assets (50%)			Return on Assets (50%)
Threshold	Budget Target		Threshold	Budget Target	Maximum
0.77%	0.86%	1.03%	0.77%	0.86%	1.03%

Awards (% of Base Pay)			Company Goal Award – 67% of Award
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
8%	15%	22%	3.5%	7%	10%

Individual Performance Lever			Individual Goal Award – 33% of Award
Individual performance multiplier of +/- 20% of the award as determined by Board of Directors			Threshold	Budget Target	Maximum
			2%	3%	6%

Potential Award Range (% of Base Pay)			Potential Award Range (% of Base Pay)
Threshold	Budget Target	Maximum	Threshold	Budget Target	Maximum
6.4 – 11.8%	12 – 18%	18.2 – 26%	6%	10%	16%

Based upon the Company’s financial results, the Chief Executive Officer was awarded a $40,000 bonus and the Chief Financial Officer and Chief Lending Officer were awarded $24,000 bonuses, each, under the plan.

The plan does contain a clawback provision where in awards will be recalculated if the relevant performance factor upon which they are based are restated or otherwise adjusted within the thirty-six (36) month period following the public release of the financial information.

Broad Based Benefits

The Company believes it has comprehensive and competitive benefit plans that are available to all of the Company’s employees which are an additional incentive used in attracting and retaining employees. These include health insurance, short and long-term disability programs and term life insurance. The Bank provides these benefits to help protect its employees from the possibility of financial ruin that often results after an uninsured person suffers an illness or death. Each executive is eligible to participate in these plans to the same extent as all other employees of the Company.

Retirement Plan

Consistent with the Company’s compensation philosophy, the Company provides a 401(k) plan for all of its full-time employees, subject to certain eligibility requirements regarding age and length of employment. In order to encourage employees to save for retirement, the Company matches the employee contribution to the first 6% of pay contributed. Contributions by the executives are subject to the normal discrimination testing for these types of plans and are limited by those rules.

Profit Sharing Contribution

The 401(k) plan also has a profit sharing component. This component has the same eligibility requirements as the 401(k) plan plus the requirement of being an active employee as of the plan’s year end.  This plan is designed for the Company to pay a discretionary amount annually to all eligible employees based on the Company’s profitability.  The executives are eligible to participate in this plan under the same terms as other employees.  The Company believes that this plan encourages longevity with the Company and encourages the employees to assist in keeping the Company profitable.

Equity Based Compensation

In 2012, the Company approved a Stock Incentive Plan that is designed to provide stock-based compensation including qualified,  non-qualified stock options, restricted stock or stock appreciation rights. There is no policy governing the amount and timing of any stock grant. The Stock Incentive Plan is intended to align the interests of the participants with those of the shareholders.  The Committee uses its discretion and business judgment in determining to whom and the amount of equity awarded.  Although in 2012, no equity grants were made to named executive officers, in 2013 and in the first quarter of 2014, each named executive officer was awarded restricted stock which vests over four years to align their interests with those of our shareholders and to encourage management continuity.

Employee Stock Purchase Plan

In an effort to align the interests of the employees with those of the shareholders and to incent the employees to enhance the financial results of the Company, the Company established an Employee Stock Purchase Plan.  Under the plan, employees are allowed to purchase a limited number of shares of Company stock at a discount to encourage employees to participate in the plan.  The plan is available to all employees.

Perquisites

The Committee recognizes that perquisites are an important part of the executive compensation mix. Accordingly, in limited cases, the Company provides for automobiles and country club dues for select executives. These are designed to further the business goals of the Company. The country club is used to entertain and market new and current clients. The automobile is essential as the executives are expected to have out-of-the-office meetings while conducting bank business. The executives are expected to reimburse the Company for any personal use of the selected benefit.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions with respect to executive officers.  The Chief Executive Officer provides input regarding the performance of the other named executive officers and makes recommendations for their respective compensation amounts.  After carefully reviewing the recommendations of the Chief Executive Officer and based upon the interactions with the named executive officers in their respective positions, the Compensation Committee determines the appropriate level of compensation.  The Chief Executive Officer is not present when his performance or compensation is discussed.

Role of Compensation Consultant in Determining Executive Compensation

The Committee retained the services of Mosteller & Associates (“Mosteller”) headquartered in Reading, Pennsylvania to assist the Committee in in developing a more formulized bonus structure, which culminated in establishment of the Incentive Plan described above.  The Committee did not seek and Mosteller did not provide specific compensation recommendations for the named executive officers.

Additionally, Mosteller’s engagement did not create a conflict of interest, and Mosteller did not provide any additional services to the Company or its subsidiary.

Benchmarking

The Committee does not specifically benchmark compensation to the compensation paid at other financial institutions.  In determining the appropriate levels of executive compensation, the Committee reviews levels of compensation from a variety of standard sources:

•	L.R. Webber’s financial institutions study of executive compensation which provides general salary ranges for certain executive positions;
•	Reviews of public information containing the compensation levels of peer banks of similar size and within the same or similar markets;
•	Miscellaneous other general compensation surveys; and
•	Comparison of local and regional executive general compensation levels.

No specific weight is given to any of the resources.  The Committee uses the above resources as a method to educate itself on the current trends in compensation.  Additionally, with banking being a highly regulated industry, adherence with regulatory guidelines is also considered.

Material Differences in 2013 Executive Officer Compensation

The actual compensation of the executive officers is set forth in the Summary Compensation Table.  The material differences in base pay for named executive officers were based upon their performance, their longevity with the Bank, and their respective positions.  The Company also provides employment agreements to the President and Chief Executive Officer and the Chief Lending Officer and a  Change in Control Agreement to the Chief Financial Officer.  The Company also provided a change in Change in Control Agreement to the former Chief Risk Officer and former Chief Operating Officer which terminated upon their termination of employment.  The Committee believes that it is appropriate to provide employment agreements to the President and Chief Executive Officer and the Chief Lending Officer in order to protect the Company through the non-competition provisions contained in the agreements.  The Committee also believes that it was appropriate to provide a Change in Control Agreement to the Chief Financial Officer, Chief Risk Officer and Chief Operating Officer based upon their individual roles with the Company.

Impact of Accounting and Tax

There were no compensation decisions made as a result of accounting and/or tax treatments except the inclusion of gross-up or gross-down provisions contained in the respective agreements as discussed below.

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers who are employed as of the end of the year.  The amount of the executive’s compensation does not trigger Section 162(m) limitation.

The employee stock purchase plan, the 401(k) plan, stock incentive plan, the employment agreements, and change in control agreements are designed to be compliant with the applicable Internal Revenue Code sections.

Triggering Events in Contracts

 The Company is currently a party to employment agreements with Messrs. Santaniello and

 O’Brien.  Employment agreements are standard in the financial services industry and are used to protect the Company’s client base through non-competition provisions. The agreements are also used to balance the financial goals of the executive with the needs of the Bank.  The triggering events that provide payment which are prevalent in the financial services industry include:

1.	Change in control
2.	Termination for good reason
3.	Disability
4.	Termination without cause
5.	Death
6.	Termination by the employee without good reason
7.	Non-renewal of employment agreement

The triggering events for payment incent executives to maintain expected performance levels for continued employment.  If the employment agreement is terminated upon the employee’s death, a termination by the employee without good reason, the employee’s disability or a termination for cause, the employee will not receive any payments under the agreement. Because of life insurance or that the employee may receive payments under the Company’s disability insurance plan; the Board of Directors did not feel it was necessary to provide payment upon a disability or death.  The employee only receives a payment under the agreement if the employee’s employment is terminated after a change in control, without cause, or by the employee for good reason.  The contracts give the executive the security of knowing that if he is terminated in one of those scenarios, the executive will receive some form of compensation during his transition phase. The contracts contain change of control provisions whereby the executive is compensated upon a termination after a change of control in order to ensure that decisions regarding potential change of controls are made in the best interests of the shareholders and that personal concerns regarding subsequent employment are minimized. In addition, the contracts contain a non-competition provision, whereby the executive is not allowed to compete with the Company or solicit customers of the Company for a specific period of time, typically the time period during which he is being compensated.

Additionally, the Company is a party to change in control agreements with Salvatore R. DeFrancesco, Jr.  and was a party to change in control agreements with John T. Piszak and Raymond J. Fox, which agreements terminated upon their termination of employment. The Compensation Committee believed that it was appropriate to offer these executives a change in control agreement as it gave the executive the security knowing that if he were terminated as a result of a change in control he would receive some form of compensation during his transition phase.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Committee of the Board of Directors acting as the Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Executive Committee acting as the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Form 10-K.

Executive Committee acting as the Compensation Committee

Patrick J. Dempsey, Chairman

Michael J. McDonald

Brian J. Cali

SUMMARY COMPENSATION  TABLE

The following table provides the annual and equity based compensation for services rendered in all capacities to the Company and the Bank for the fiscal year ended December 31, 2013, for those persons who were:

The current President and Chief Executive Officer, and the Chief Financial Officer; the other most highly compensated executive officers of the Company or Bank to the extent such person’s total exceeded $100,000; and up to two individuals who would have been named executive officers but for the fact the individual was not serving as an executive officer at the end of the fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	All other Compensation ($)	Total ($)
Daniel J. Santaniello, President and Chief Executive Officer of the Company and the Bank	2013 2012 2011	$ 217,540 $ 206,005 $ 198,313	$ 40,000 $ 30,000 $ 27,500	$ 21,200 - -	$ 23,045 (1) $ 22,285 (1) $ 18,765 (1)	$ 301,785 $ 258,290 $ 244,578
Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer of the Company; Executive Vice President and Chief Financial Officer of the Bank	2013 2012 2011	$ 165,922 $ 158,690 $ 149,566	$ 24,000 $ 19,000 $ 17,500	$ 21,200 - -	$ 16,654 (2) $ 16,332 (2) $ 15,361 (2)	$ 227,776 $ 194,022 $ 182,427
Timothy P. O’Brien, Sr Executive Vice President and Chief Lending Officer of the Bank	2013 2012 2011	$ 181,192 $ 177,690 $ 172,106	$ 24,000 $ 18,000 $ 17,500	$ 21,200 - -	$ 17,632 (3) $ 18,725 (3) $ 16,671 (3)	$ 244,024 $ 214,415 $ 206,277
John T. Piszak, Former Executive Vice President and Chief Risk Officer of the Bank (6)	2013 2012 2011	$ 54,516 $ 127,691 $ 118,843	- $ 12,500 $ 12,000	- - -	$ 8,042 (4) $ 13,577 (4) $ 11,645 (4)	$ 62,558 $ 153,768 $ 142,488
Raymond J. Fox Former Executive Vice President and Chief Operating Officer of the Bank(7)	2013 2012	$ 131,365 $ 49,327	- -	- -	$ 38,988 (5) $ 10,623 (5)	$ 170,353 $ 59,950

(1)

Figure represents the personal use value of a company automobile of $2,134 in 2013, $2,746 in 2012, and $2,412 in 2011. It also includes contributions for the 401(k) match and profit sharing plan of $13,952 in 2013, $13,793 in 2012, and $10,311 in 2011.  Included is $810 of life insurance premiums paid by the Company in 2013, $810 in 2012, and $810 in 2011. In addition, $6,149 was paid by the Company on behalf of Mr. Santaniello for country club and membership dues during 2013, $4,936 in 2012, and $5,232 in 2011.

(2)

Figure represents contributions for the 401(k) match and profit sharing plan of $10,141 in 2013, $9,827 in 2012, and $8,971 in 2011. It also includes $810 of life insurance premiums paid by the Company in 2013, $810 in 2012, and $770 in 2011. In addition, $5,703 was paid by the Company on behalf of Mr. DeFrancesco for country club and membership dues in 2013, $5,695 in 2012, and $5,620 in 2011.

(3)

Figure represents the personal use value of a company automobile of $987 in 2013, $1,222 in 2012, and $1,230 for 2011. It also includes contributions to the 401(k) match and profit sharing plan of $11,412 for 2013, $12,251 for 2012, and $10,326 for 2011.  Included is $810 of life insurance premiums paid by the Company in 2013, $810 in 2012 and $810 in 2011. In addition, $4,423 was paid by the Company on behalf of Mr. O’Brien for country club and membership dues during 2013, $4,442 in 2012, and $4,305 in 2011.

(4)

Figure represents the contributions for the 401(k) match and profit sharing plan of $3,646 in 2013, $8,756 in 2012, and $7,131 in 2011.  It also includes $158 for life insurance premiums paid by the Company in 2013, $422 in 2012, and $412 in 2011.  In 2013, Mr. Piszak received dividends of $250 on restricted stock which stock was forfeited upon termination. In addition, $3,988 was paid by the Company on behalf of Mr. Piszak for country club and membership dues during 2013, $4,399 in 2012, and $4,102 in 2011.

(5)

Figure represents the contributions for the 401(k) match and profit sharing plan of $7,750 in 2013 and $632 in 2012.  It also includes $488 for life insurance premiums paid by the Company in 2013. In 2013, Mr. Fox received dividends of $759 on restricted stock which stock was forfeited upon termination.  In addition $3,991 was paid by the Company on behalf of Mr. Fox for country club and membership dues during 2013. In 2012, Mr. Fox was paid a signing on bonus of $10,000. Mr. Fox was paid a lump sum payment of $5,000 and $21,000 in severance in 2013.

(6)	Mr. Piszak retired effective May 1, 2013

(7)	Mr. Fox’s employment was terminated on November 26, 2013

Employment Agreement with Daniel J. Santaniello

On March 23, 2011, the Company and the Bank entered into a three year term employment agreement with Mr. Santaniello. Under the terms of the employment agreement, in the event Mr. Santaniello is terminated without cause, after a change in control, or by Mr. Santaniello for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions.

Employment Agreement with Timothy P. O’Brien

On March 23, 2011, the Company and the Bank entered into a three year term employment agreement with Mr. O’Brien. Under the terms of the employment agreement, in the event Mr. O’Brien is terminated without cause, after a change in control, or by Mr. O’Brien for good reason, he will receive two (2) times his annual base salary plus benefits for two years. He is also bound by non-competition and non-solicitation provisions.

Change of Control and Severance Agreement with Salvatore R. DeFrancesco, Jr

Mr. DeFrancesco has a change of control agreement and severance agreement dated December 31, 2008 which provides for payments to the executive in the event of termination without cause, as defined in the agreement, or in the event of a change of control, as defined in the agreement. In the event that Mr. DeFrancesco is terminated or terminates his employment because he has experienced an adverse employment condition as delineated in the agreement after a change in control, he shall receive one (1) times his annual base salary.  In the event that he is terminated without cause, he shall receive six (6) months of his annual base salary.  Mr. DeFrancesco is also bound by non-competition and non-solicitation provisions commensurate with the payments.

Separation Agreement with Raymond J. Fox

Upon Mr. Fox’s termination of employment, the Company and the Bank entered into a standard release agreement with Mr. Fox, on December 6, 2013, whereby in exchange for Mr. Fox releasing the Company and the Bank from his Change in Control agreement and from any other possible liability, the Bank paid Mr. Fox $5,000 in a lump sum payment, $21,000 monthly for three months and bank sponsored and paid life, disability and health/medical insurance benefits for a period of six months.

STOCK OPTION GRANTS AND OUTSTANDING EQUITY AWARDS

There were no stock option grants to the named executives made during 2013.

There were no stock options exercised by named executives during 2013.

EQUITY COMPENSATION PLAN INFORMATION

 2012 Omnibus Stock Incentive Plan

The Company maintains an omnibus stock incentive plan (the 2012 Omnibus Plan) that was approved by the shareholders at the 2012 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing incentives through participation in the appreciation of the common stock of the Company to secure, retain and motivate employees who may be responsible for the operation and for the management of the affairs of the Company.  In the 2012 Omnibus Plan, the Company reserved 500,000 shares of its no-par common stock for issuance under the plan.  In the 2012 Omnibus Plan employees are eligible to be awarded stock-based compensation grants which can consist of stock options (qualified and non-qualified), SARs or restricted stock.  The following table is a summary of the activity and the status of the 2012 Omnibus Plan for restricted stock grants awarded to the named executives during 2013 and as of December 31, 2013:

Grant of Equity Based Awards

			Grant Date
Name	Grant Date	Shares #	Fair Value ($)
Daniel J. Santaniello	February, 2013	1,000	$21,200
Salvatore DeFrancesco, Jr	February, 2013	1,000	$21,200
Timothy O’Brien	February, 2013	1,000	$21,200

In February 2014, the Company granted a total of 2,120 restricted shares to its senior officers including named executive officers and other key employees.  On the date of grant, the value of the Company’s common stock was $27.00 per share.  The grants will vest over a four year period, during which time  the Company expects to recognize compensation expense of $57,240.

 2000 Stock Incentive Plan

The Company maintained a stock incentive plan that was approved by the shareholders at the 2001 Annual Meeting and which expired in 2011 and no additional options may be granted.  The purpose of this plan was to advance the development, growth and financial condition of the Company by providing incentives through participation in the appreciation of the common stock of the Company in order to secure, retain and motivate personnel responsible for the operation and management of the Company and the Bank.  The purchase price of the options granted was the fair market value of the Company’s common stock on the date of grant.

The following table summarizes each outstanding equity award as of December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End Table

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Vesting Date	Shares of Stock Not Vested (#)(1)	Market Value of Unvested Shares ($)
Salvatore R. DeFrancesco, Jr.	2,000	-	$28.90	12/18/2017	06/18/2008	1,000	$26,500
Daniel J. Santaniello	1,000	-	$27.75	02/19/2018	08/19/2008	1,000	$26,500
Timothy P. O’Brien	1,000	-	$26.05	02/05/2018	08/05/2008	1,000	$26,500

(1) Shares vest in 250 share increments each February through 2017.

2002 Employee Stock Purchase Plan

 The Company maintains an employee stock purchase plan that was approved by the shareholders at the 2002 Annual Meeting.  The purpose of this plan is to provide employees the opportunity to acquire ownership interests in the Company and to motivate the employees to improve job performance and enhance the financial results of the Company.  Under the plan, each eligible employee may purchase a limited number of shares of the Company’s common stock on each January 1st at a purchase price per share equal to 90% of the lower of the ten trading day average fair market value of the Company’s common stock measured as of December 31st or January 1st of the previous year.  The subsequent sale or transfer of the purchased shares under the plan is restricted for one year from the purchase date.

POTENTIAL PAYMENTS UPON TERMINATION

Payments under each executive's contract as detailed below would be triggered by termination of executive's employment for cause, good reason, disability, death, voluntary separation absent good reason, involuntary termination absent cause, and in the event of a change in control.

Daniel J. Santaniello

The table below shows the payments upon termination of Mr. Santaniello as of December 31, 2013:

Form of Compensation:	Death	Disability	Cause	Good Reason*	Voluntary, Absent Good Reason	Change in Control*	Non- renewal	Involuntary Without Cause*
Employment Agreement	$ 0	$ 0	$ 0	$ 440,000	$ 0	$ 440,000	$ 0	$ 440,000
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 0 $ 26,500	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 26,500	$ 0 $ 0	$ 0 $ 0

* This does not include cost of benefits

On December 31, 2013, if the Company terminated Mr. Santaniello's employment without cause,  if Mr. Santaniello terminated his employment for good reason, or if Mr. Santaniello's employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for two years.

Timothy P. O’Brien

The table below shows the payments upon termination of Mr. O’Brien as of December 31, 2013:

Form of Compensation:	Death	Disability	Cause	Good Reason*	Voluntary, Absent Good Reason	Change in Control*	Non- renewal	Involuntary Without Cause*
Employment Agreement	$ 0	$ 0	$ 0	$ 364,000	$ 0	$ 364,000	$ 0	$ 364,000
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 0 $ 26,500	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 26,500	$ 0 $ 0	$ 0 $ 0

*  This does not include cost of benefits

On December 31, 2013, if the Company terminated Mr. O’Brien’s employment without cause, if Mr. O’Brien terminated his employment for good reason, or if Mr. O’Brien’s employment terminated in connection with a change in control, he would have been entitled to a severance payment equal to two times his current annual salary, payable on the first business day of the month following the date that is six months after his termination from employment, and health care, life and disability benefits for two years.

Salvatore R. DeFrancesco, Jr.

The table below shows the payments upon termination of Mr. DeFrancesco as of December 31, 2013:

Form of Compensation:	Death	Disability	Cause	Good Reason	Voluntary, absent good Reason*	Change in Control*	Non- renewal	Involuntary Without Cause*
Agreement	$ 0	$ 0	$ 0	$ 0	$ 0	$ 166,400	$ 0	$ 83,200
Life Insurance	$ 450,000	-	-	-	-	-	-	-
Equity :
Vested Stock Options Restricted Stock	$ 0 $ 26,500	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 0	$ 0 $ 26,500	$ 0 $ 0	$ 0 $ 0

* This does not include cost of benefits

Mr. DeFrancesco has a change of control agreement and severance agreement dated December 31, 2008, which provides for payments to the executive in the event of termination without cause or in the event of a change of control. Payment for termination without cause will be six months of the executive’s then current annual salary, plus a continuation of benefits for the same period.  The change in control benefit is equal to his current annual salary plus continuation of benefits for up to one year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There were no Executive Committee (which functions as the Compensation Committee) interlocks or any insider participation during 2013.  In addition, none of the executive officers has served as a member of a board of directors or compensation committee, or other committee serving an equivalent function of any other entity, one of whose executive officers serves as a member of the Company’s Board of Directors.

Compensation of Directors

Directors receive no remuneration for attendance at the Company’s Board of Directors meetings.  However, the Bank pays each non-employee member of its Board of Directors a regular quarterly fee.  During 2013, the Bank paid a quarterly retainer of $7,500 to each non-employee Bank director for his or her services.  In addition the Chairman of the Board received an additional $3,750 per quarter, the Audit Committee Chairman received an additional $1,250 per quarter, and members of the Executive Committee received an additional $1,250 per quarter. The Bank does not compensate employee directors for attendance at Board of Directors meetings or committee meetings.  In the aggregate, the Bank paid its directors $549,600 for all services rendered for 2013.

Director Compensation Table

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)	All Other Compensation	Total
Brian J. Cali	$ 45,000	$ 21,200	$ 25,000(2)	$ 91,200
Patrick J. Dempsey	$ 60,000	$ 21,200	-	$ 81,200
Michael J. McDonald	$ 50,000	$ 21,200	-	$ 71,200
John T. Cognetti, Mary E. McDonald, David L. Tressler, Sr., Kristin Dempsey O’Donnell, Richard J. Lettieri, each	$ 40,000	$ 21,200	-	$ 61,200

(1)	Includes a $10,000 bonus for each Director over and above their regular Director, Chairman and Committee fees for 2013, paid in the first quarter of 2014.
(2)	Annual retainer as General Counsel of the Company.

The aggregate number of outstanding option awards for each listed Director as of December 31, 2013 was:  Mr. Dempsey – 2,500; Mr. McDonald – 2,500; Mr. Cali – 2,500; Mr. Cognetti – 2,500; Mrs. McDonald – 2,500; and Mr. Tressler – 2,500.

2000 Independent Directors Stock Option Plan

The Company maintained an independent director stock option plan that was approved by the shareholders at the 2001 Annual Meeting.  The purpose of this plan was to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  This Plan expired in 2011 and no additional options may be granted.

2012 Director Stock Incentive Plan

The Company maintains an independent director stock incentive plan (the 2012 Director Plan) that was approved by the shareholders at the 2012 Annual Meeting.  The purpose of this plan is to advance the development, growth and financial condition of the Company by providing an incentive, through participation in the appreciation of the common stock of the Company, in order to secure, retain and motivate members of the Company’s Board of Directors who are not officers or employees of the Company or the Bank.  In the 2012 Director Plan, the Company reserved 500,000 shares of its no-par common stock for issuance under the plan.  Under the 2012 Director Plan, directors are eligible to be awarded stock-based compensation grants which can consist of non-qualified stock options; stock appreciation rights (SARs) or restricted stock.  The following table is a summary of the activity and the status of the 2012 Director Stock Incentive Plan for restricted stock grants awarded to the Board of Directors during 2013 and as of December 31, 2013:

Grant of Equity Based Awards

		Shares	Grant Date	Shares of Stock
Name	Grant Date	#	Fair Value ($)	Not Vested (#)(1)
Brian J. Cali	February, 2013	1,000	$ 21,200	1,000
Mary E. McDonald	February, 2013	1,000	$ 21,200	1,000
Patrick J. Dempsey	February, 2013	1,000	$ 21,200	1,000
Richard J. Lettieri	February, 2013	1,000	$ 21,200	1,000
Kristin Dempsey O’Donnell	February, 2013	1,000	$ 21,200	1,000
David L. Tressler, Sr.	February, 2013	1,000	$ 21,200	1,000
John T. Cognetti	February, 2013	1,000	$ 21,200	1,000

 (1) Shares vest in 500 share increments each February through 2015.

In February 2014, the Company granted a total of 2,000 restricted shares to its Board of Directors.  On the date of grant, the value of the Company’s common stock was $27.00 per share.  The grants will vest in one year from the date of grant; the Company expects to recognize compensation expense of $54,000.

FREQUENCY OF SHAREHOLDER ADVISORY VOTE ON EXECUITVE COMPENSATION

The shareholders approved a proposal at the Company’s 2013 Annual Meeting of Shareholders to conduct an advisory vote on the Company’s executive compensation for the named executive officers every three years.  The next shareholders advisory vote on the frequency by which shareholders will vote on executive compensation will take place at the 2019 Annual Meeting of Shareholders.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 2)

The Board of Directors has selected ParenteBeard LLC as the independent registered public accounting firm for the audit of the Company’s consolidated financial statements for the year ending December 31, 2014.  The Board of Directors of the Company and the Audit Committee believe that ParenteBeard LLC’s knowledge of Fidelity D & D Bancorp, Inc. and The Fidelity Deposit and Discount Bank is invaluable.  ParenteBeard LLC advised the Company that none of its members has any financial interest in the Company or the Bank.  ParenteBeard LLC served as the Company’s independent registered accountants for the 2013 year.  It assisted the Company and the Bank with the preparation of their federal and state tax returns and provided assistance in connection with regulatory matters, charging for such services at its customary hourly billing rates.  The Company’s and the Bank’s Audit Committee approved these non-audit services after due consideration of the accountants’ objectivity and after finding them to be wholly independent.

Aggregate fees billed to the Company by ParenteBeard LLC for services rendered are presented below:

	For Year Ended December 31,
	2013	2012
Audit fees………………….	$ 131,100	$ 139,000
Audit related fees………….	-	2,000
Tax fees……………………	9,000	6,600
All other fees………………	31,629	40,172

Audit fees included fees for professional services rendered for the audit of the Company’s consolidated financial statements and the review of the Company’s Forms 10-Q.  Audit related fees included fees for services that are normally provided by ParenteBeard LLC in connection with statutory and regulatory filings that are reasonably related to the audit of the Company's financial statements.  Also, fees billed for other engagements of assurance and related services by ParenteBeard LLC that are reasonably related to the performance of the audit are reported under the audit related fees section.

Tax fees include fees billed for professional services rendered by ParenteBeard LLC for tax compliance or advice.  These services included the preparation of the Company’s 2012 and 2011 Consolidated Federal Corporate Income Tax Returns and the preparation of the Company’s 2012 and 2011 Pennsylvania Corporate Tax Reports along with the Bank’s 2013 and 2012 Pennsylvania Bank Shares Tax Returns.

All other fees include fees billed for professional services rendered to prepare for the SEC’s Interactive Data (XBRL) mandate required to be included with the Company’s regulatory filings.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Accountants

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered accountants.  These services may include audit services, audit related services, tax services and other services.  The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered accountants.  Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget.  In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis.  For each proposed service, the independent registered accountant is required to provide detailed back-up documentation at the time of approval.

In the event that the shareholders do not ratify the selection of ParenteBeard LLC as the independent registered public accounting firm for the 2014 fiscal year, the Board of Directors may choose another accounting firm to provide independent registered public accountant/audit services for the 2014 fiscal year.

Representatives of ParenteBeard LLC are expected to attend the annual meeting, will have an opportunity to make a statement, if they desire, and will be available to answer questions.

The Board of Directors recommends a vote FOR the ratification of ParenteBeard LLC, as the independent registered public accounting firm for 2014.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The Board of Directors knows of no matters other than those referred to in the Notice of Annual Meeting of Shareholders that properly may come before the annual meeting.  However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments of the meeting, the persons named as proxy holders will vote the proxies in what they determine to be the best interest of the Company on the recommendation of the Board of Directors.

ADDITIONAL INFORMATION

The Company encloses a copy of the annual report for the fiscal year ended December 31, 2013, with this proxy statement.  The annual report is also available online at www.bankatfidelity.com/proxy  materials.  In addition, upon request, any shareholder may obtain, without charge, a copy of the Company’s annual report on Form 10-K for its fiscal year ended December 31, 2013, including the consolidated financial statements and the schedules thereto, required to be filed with the Securities and Exchange Commission, from Salvatore R. DeFrancesco, Jr., Treasurer and Chief Financial Officer, Fidelity D & D Bancorp, Inc., Blakely and Drinker Streets, Dunmore, Pennsylvania 18512 or by calling (570) 342-8281.

REVOCABLE PROXY
FIDELITY D & D BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby constitutes and appoints Michael J. McDonald, John T. Cognetti and Richard J. Lettieri and each or any of them, proxies of the undersigned, with full power of substitution to vote all of the shares of Fidelity D & D Bancorp, Inc. that the undersigned shareholder may be entitled to vote at the Annual Meeting of Shareholders to be held at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512, on Tuesday, May 6, 2014, at 3:00 p.m. Eastern Daylight Time, and at any adjournment or postponement of the meeting as follows:

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

____

____

____

Comments:

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IMPORTANT ANNUAL MEETING INFORMATION

www.bankatfidelity.com/proxymaterials

FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY
PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

☒ **PLEASE MARK VOTES AS IN THIS EXAMPLE**

	For	With-hold	For All Except
1. Election of three Class B Directors:	☐	☐	☐

Nominees:

(01) Mary E. McDonald
(02) David L. Tressler, Sr.
(03) Kristin Dempsey O'Donnell

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

____

The Board of Directors recommends a vote "FOR" this proposal.

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

IF NO SPECIFICATION IS MADE THIS PROXY WILL BE VOTED **FOR** ALL NOMINEES AND **FOR** PROPOSAL 2 ABOVE.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above ________________ Co-holder (if any) sign above

When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

Rev.1

5567

Blakely & Drinker Streets
Dunmore, Pennsylvania 18512

Name
Address
City, State Zip Code

This communication presents only an overview of the more complete proxy materials that are available to you on the internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

The Proxy materials are available at www.bankatfidelity.com/proxymaterials

Dear Fidelity D&D Bancorp, Inc. Shareholder:

The Annual Shareholders' Meeting for Fidelity D&D Bancorp, Inc. will be held at 3:00 P.M., Eastern Standard Time on May 6, 2014 at Blakely and Drinker Streets, Dunmore, Pennsylvania 18512. The Annual Meeting is for the purpose of considering and acting upon:

   To vote on such other matters as may properly come before the Annual Meeting, or any adjournments thereof;

The Board of Directors is not aware of any other such business. Shareholders of record at the close of business on March 12, 2014 are entitled to vote at the meeting.

Your Board of Directors recommends a vote "FOR" all directors and "FOR" proposal 2.

Shortly, you will receive a proxy card that will reflect the proposals to be voted on at the Annual Meeting. You may vote on-line, by phone, by mail or in person. If you wish to vote on-line or by phone, you will need your Shareholder Control Number that can be found on the bottom right hand corner of this notice. No other personal information will be required in order to vote in this manner.

If you want to receive a paper copy of these documents, you can request one at any time. There is no charge to you for requesting a copy. Please make your request for these reports by April 24, 2014 to facilitate timely delivery, you will need your Shareholder Control Number that can be found in the lower right hand corner of this letter. Then, either:

- **Call our toll-free number, (800) 951-2405; or**
- **Visit our website at www.bankatfidelity.com/proxymaterials; or**
- **Send us an email at fulfillment@rtco.com.**

and enter the Shareholder Control Number when prompted or, if you send us an email, enter it in the subject line.

You will have the opportunity to make your request for paper copies apply to all future shareholder meetings,which you may later revoke at any time.

We ask that you cast your vote promptly. Due to new regulatory changes that will affect your vote on the election of Directors, you must vote your proxy for your shares to be represented and voted for the election of Directors. Please help save the Company additional solicitation costs by voting today.

Thank you for your continued support!

Shareholder Control Number